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                                                                   Exhibit 10.16

     Cyberian Outpost, Inc. has omitted from this Exhibit 10.16 portions of the Agreement for which Cyberian Outpost, Inc. has requested confidential treatment from the Securities and Exchange Commission. The portions of the Agreement for which confidential treatment has been requested are marked with X's in brackets and such confidential portions have been filed separately with the Securities and Exchange Commission.

                              MARKETING AGREEMENT

     THIS MARKETING AGREEMENT (the "Agreement") is made as of May 21st, 1998 (the "Effective Date") between THEGLOBE.COM, INC., with its principal place of business at 31 West 21st Street, New York, NY 10010 ("theglobe"), and CYBERIAN OUTPOST, INC., with its principal place of business at 27 North Main Street, P.O. Box 636, Kent, CT 06757 ("Provider").

A.   The Standard Terms and Conditions are incorporated herein by reference.

B.   The following business terms apply:

     (1) IMPRESSIONS. the globe shall deliver at least: (I) [XXXXX] page impressions of Provider Content each month on theglobe's home page, and (II) [XXXXX] page impressions of Provider Content each month in contextually relevant places on theglobe.com as determined by theglobe in is sole discretion. If theglobe does not meet the foregoing delivery requirements, theglobe's sole and exclusive obligation shall be to continue to display the Provider Content in the applicable location(s) until the minimum number of page impressions has been reached.

     (2) EXCLUSIVE POSITIONING. During the turn of this Agreement, Provider shall be the only entity listed in the retailer listing space under the "Computer" heading in theglobe's Marketplace. theglobe will promptly eliminate the "Hardware and Software" heading. However, Provider understands that existing affiliates under the "Software and Hardware" heading will be in the "Computer" heading until the legal termination of theglobe's relationship with such companies has occurred; theglobe shall initiate such legal termination immediately upon signing of this Agreement.

     (3) EMAILS. theglobe shall incorporate Provider branding in at least one email per month sent to all registered theglobe.com users.

     (4) PAYMENT. Provider shall pay [XXXXX] per month, payable monthly in advance. Payment shall be overdue on the monthly anniversary of the Effective Date.

THEGLOBE:                          PROVIDER:


By:  /s/ Michael J. O'Neal              By:  /s/ Darryl Peck
     -----------------------                 ------------------------

Title:  Associate Director, Business    Title:  President & CEO
         Development
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                         STANDARD TERMS AND CONDITIONS

1.   DEFINITIONS.

     1.1. "PROVIDER CONTENT" means all materials delivered by Provider to theglobe for display on theglobe.com.

     1.2. "PROVIDER PAGES" means http://www.outpost.com and all pages linked directly or indirectly from this page.

     1.3. "PROVIDER'S MARKS" means the Provider's domain name and the Provider logos and trademarks provided by Provider to theglobe under this Agreement.

     1.4. "REFERRAL" means a user who links from theglobe to the Provider Pages (either from the Marketplace or some other link resident on theglobe.com). A Referral shall remain a Referral as they browse the Provider Pages.

2.  PAYMENT.

     2.1. REPORTING. Within 30 days following the end of each month, theglobe shall report to Provider the number of page impressions for the Provider Content delivered that month and such other information as theglobe generally provides to its advertisers.

     2.2. TAXES. All fees and payments stated herein exclude, and the Provider shall pay, any sales, use, property, license, value added, withholding, excise or similar tax, federal, state or local, related to the parties' performance of its obligations or exercise of its rights under this Agreement and any related duties, tariffs, imposts and similar charges, exclusive of taxes based on the paying party's net income.

     2.3. PAYMENT TERMS. Overdue payments shall accrue interest, at the lesser of 1 1/2% per month or the maximum allowable interest under applicable law, from due date until paid, and Provider shall pay theglobe's costs of collection (including reasonable attorneys' fees).

3.  MARKETING.


     3.1. FRAMING. theglobe in its sole discretion may frame the Provider Pages, and any consideration theglobe derives from such frames shall be solely theglobe's.

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     3.2. DELIVERY OF PROVIDER CONTENT. Provider shall develop and deliver to theglobe, at Provider's expense, the Provider Content. theglobe may in its sole discretion refuse to display any Provider Content. In the event that Provider Content does not conform to theglobe's then-current technical specifications for such content, theglobe may in its discretion refuse such Provider Content.

4.  LICENSES AND STANDARDS.

     4.1. COPYRIGHT GRANT. Provider hereby grains to theglobe a non-exclusive, royalty-free, worldwide license to use, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform the Provider Content on or in conjunction with theglobe.com.

     4.2. TRADEMARKS. Provider hereby grains to theglobe a non-exclusive, royalty-free, worldwide license to use the Provider's Marks in links to and advertisements and promotions for the Provider Pages.

     4.3. RESTRICTIONS. Title to and ownership of Provider's Marks shall remain with Provider. theglobe shall not form any combination marks with Provider's Marks. theglobe shall not take any action inconsistent with the owner's ownership of Provider's Marks and any benefits accruing from use of such trademarks shall automatically vest in Provider.

     4.4. QUALITY STANDARDS. Provider shall not provide any information from the Provider Pages that is inconsistent with the labeling, categorization, advertising and (if applicable) rating of the Provider Pages. Provider shall provide the goods and services offered on or through the Provider Pages, and any related customer and technical support, on a quality level substantially equivalent to the quality offered by Provider's online competitors. Provider shall clearly state, and shall follow the stated, warranty and refund policies. Furthermore, Provider shall treat Referrals on a non-discriminatory basis.

     4.5. PROVIDER CONTEXT STANDARDS. As between theglobe and Provider, Provider is solely responsible for any legal liability arising of or relating to Provider Content or the Provider Pages. The Provider Content and the Provider Pages: (a) shall not infringe any third party's copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy; (b) shall not violate any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control, unfair competition, antidiscrimination or false advertising); (c) shall not be defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (d) shall not be obscene, pornographic or indecent or contain child pornography; and (e) shall not contain any viruses, trojan horses, worms, time bombs, cancelbots or other computer programming

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           routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information.

5.  INFORMATION ABOUT REFERRALS.   Provider shall not disclose to any third
    parties any information or data collected from or about Referrals (including both voluntarily-disclosed information and any information Provider gleans about Referrals from their access or use of the Provider Pages), nor may Provider use such information for any purpose other than as necessary to deliver purchased goods or services to Referrals. Provider shall use at least industry-standard methods to protect the security of such Referral-related information.

6. DISCLAIMER OF WARRANTIES. EACH PARTY PROVIDES ALL MATERIALS AND SERVICES TO THE OTHER PARTY "AS IS." EACH PARTY DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Each party acknowledges that it has not entered into this Agreement in reliance upon any warranty or representation except those specifically set forth herein.

7. TERM AND TERMINATION. The initial term of this Agreement is 6 months following the Effective Date. Thereafter, the Agreement shall continue until terminated by either party by providing 60 days prior written notice.

          Notwithstanding the foregoing, commencing on the 3 month anniversary of this Agreement, the parties shall negotiate in good faith for a possible additional revenue share to theglobe based on theglobe's performance. If, by the 4 month anniversary of this Agreement, the parties have not reached a conclusion to these negotiations and theglobe, reasonably and in good faith, believes that it deserves an additional revenue share that has not been agreed to by Provider, theglobe may terminate this Agreement.

          This Agreement also may be terminated early: (a) if a material breach is not cured within 30 days of notice, or (b) as described in Section 10.3.
     Sections 5, 6, 7, 8, 9 and 10 shall survive termination.   In addition, the
     provisions of Section 4 shall continue so long as theglobe is required to perform under Section B(1).

8. LIMITATION ON LIABILITY. EXCEPT IN THE EVENT OF A BREACH OF SECTION 5, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS (HOWEVER ARISING, INCLUDING NEGLIGENCE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

          EXCEPT IN THE EVENT OF A CLAIM UNDER SECTION 9 OR A BREACH OF SECTION 5, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE

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     OTHER PARTY IN AN AMOUNT GREATER THAN THE AMOUNTS ACTUALLY PAID BY PROVIDER
     TO THEGLOBE HEREUNDER.

9. INDEMNITY. Each party (the "Indemnifying Party") shall indemnify the other party (the "Indemnified Party") against any and all claims, losses, damages costs and expenses, including reasonable attorneys' fees, which the Indemnified Party may incur as a result of claims in any form by third parties arising from: (a) the Indemnifying Party's acts, omissions or misrepresentations to the extent that the Indemnified Party is deemed a principal of the Indemnifying Party, or (b) the violation of any third party proprietary right by the Indemnifying Party's domain name, software or any content provided by the Indemnifying Party for use on the indemnified Party's servers. In addition, Provider shall indemnify theglobe against any and all claims, losses, damages, costs and expenses, including reasonable attorneys' fees which theglobe may incur as a result of claims in any form by third parties arising from (x) the Provider Content or the content on the Provider Pages, (y) Provider's breach of Section 10.5, or
     (z) the goods or services offered or sold by Provider. The foregoing obligations are conditioned on the Indemnified Party: (i) giving the Indemnifying Party notice of the relevant claim, (ii) cooperating with the Indemnifying Party, at the Indemnifying Party's expense in the defense of such claim, and (iii) giving the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have the right to participate in the defense at its expense.

10.  GENERAL PROVISIONS.

     10.1. GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles. Both parties submit to jurisdiction in New York and further agree that any cause of action arising under this Agreement shall be brought in a court in New York, New York.

     10.2. SEVERABILITY; HEADINGS. If any provision herein is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

     10.3. FORCE MAJEURE. If performance hereunder is prevented, restricted or interfered with by any act or condition whatsoever beyond the reasonable control of a party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference. Each party acknowledges that the operation of the other party's website and services may be interfered with by numerous factors outside of a party's control, and theglobe does not guarantee continuous or uninterrupted

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            display of Provider Content. However, if for any reason (including a force majeure) the Provider Pages are not available for more than 4 hours in any one 24 hour period or 97% in any one month, theglobe may terminate this Agreement.

     10.4. INDEPENDENT CONTRACTORS. The parties are independent contractors, and no agency, partnership, joint venture, employee-employer or franchisor-franchisee relationship is intended or created by this Agreement. Neither party shall make any warranties or representations on behalf of the other party.

     10.5. COMPLIANCE WITH LAWS. At its own expense, Provider shall comply with all applicable laws, regulations, rules, ordinances and orders regarding the operation of the Provider Pages, the offering of goods and services from the Provider Pages, and its other activities related to this Agreement.

     10.6. NOTICE. Any notices hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Notice shall be deemed given: upon personal delivery; if sent by fax, upon confirmation of receipt; or if sent by certified or registered mail, postage prepaid, 5 days after the date of mailing.

     10.7. ENTIRE AGREEMENT; WAIVER. This Agreement sets forth the entire understanding and agreement of the parties, and supersedes any and all oral or written agreements or understandings between the parties, as to the subject matter of this Agreement. It may be changed only by a writing signed by both parties. The waiver of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.


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